Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary of the capital stock of Glucotrack, Inc. (the “Company”), does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our bylaws, as amended (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K (the “Annual Report”), of which this exhibit is a part, and certain provisions of the General Corporation Law of the State of Delaware, as amended (“DGCL”). Unless the context requires otherwise, all references to the “Company,” “Glucotrack,” “we,” “our,” and “us” in this exhibit refer Glucotrack, Inc. Capitalized terms used but not defined herein have the meanings set forth in the Annual Report to which this description is an exhibit.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities and is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Certificate of Incorporation and Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), the rights and preferences of which may be established from time to time by our Board. As of December 31, 2025, we had 910,688 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

Common Stock

Voting

For all matters submitted to a vote of stockholders, each holder of Common Stock is entitled to one vote for each share registered in his or her name on our books. Our Common Stock does not have cumulative voting rights. As a result, holders of a majority of our outstanding Common Stock can elect all of the directors who are up for election in a particular year.

Dividends

If our Board declares a dividend, holders of Common Stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold Preferred Stock, if any is outstanding.

Liquidation and Dissolution

If we are liquidated or dissolve, the holders of our Common Stock will be entitled to the right to receive ratably, all of the assets and funds that remain after we pay our liabilities and any amounts we may owe to the persons who hold Preferred Stock, if any is outstanding.

Other Rights and Restrictions

Holders of our Common Stock do not have preemptive or subscription rights, and they have no right to convert their Common Stock into any other securities. Our Common Stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of Preferred Stock which we may designate in the future. Our Certificate of Incorporation and our Bylaws do not restrict the ability of a holder of Common Stock to transfer his or her shares of Common Stock.

Listing

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GCTK.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

Delaware Law Affecting Business Combinations.

We are subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Preferred Stock

Under the terms of our Certificate of Incorporation, the Board of Directors is authorized to direct us to issue shares of Preferred Stock in one or more series without stockholder approval. The Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The purpose of authorizing the Board to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Common Stock.

Series A Common Warrants

The following summary of certain terms and provisions of the Series A common warrants to purchase Common Stock (the “Series A Common Warrants”) is not complete and is subject to, and qualified in its entirety by, the provisions of the Series A Common Warrant, the form of which is incorporated by reference as an exhibit to the Annual Report. As of the date of this Annual Report, we had 2,507 Series A Common Warrants outstanding.

The issuance of shares of Common Stock upon exercise of the Series A Common Warrants was subject to stockholder approval under applicable rules and regulations of Nasdaq, and the Company obtained such stockholder approval on January 3, 2025 (the “Stockholder Approval Date”).

The following is a brief summary of the Series A Common Warrants and is still subject in all respect to the provisions contained in the form of Series A Common Warrants.

Duration and Exercise Price

Each Series A Common Warrant has an exercise price equal to $297.00 per share and will expire on January 3, 2030. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability

The Series A Common Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Generally, a holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Common Warrants.

Cashless Exercise

If, at the time a holder exercises its Series A Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Series A Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series A Common Warrant.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our Common Stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock, then following such event, the holders of the Warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series A Common Warrants. Additionally, as more fully described in the Series A Common Warrants, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exercise Price Adjustments

In addition, and subject to certain exemptions, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice (excluding Exempt Issuances, as defined in the Placement Agent Agreement, dated November 13, 2024, between the Company and Dawson James Securities, Inc. (the “November Placement Agent Agreement”)), or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock, at an effective price per share less than the exercise price of the Series A Common Warrants then in effect, the exercise price of the Series A Common Warrants will be reduced to the lower of such price or the lowest volume weighted average price during the five consecutive trading days immediately following such dilutive issuance or announcement thereof (subject to a floor price of $297.00, the “Floor Price”), and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series A Common Warrants then in effect, then the exercise price of the Series A Common Warrants will be reduced to the lowest daily volume weighted average price during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the applicable floor price.

On the 11th trading day after the Stockholder Approval Date (the “Reset Date”), the Series A Common Warrants’ exercise price was adjusted to the Floor Price according to the terms of the Series A Common Warrants, and the number of shares issuable upon exercise was increased such that the aggregate exercise price of the warrants on the issuance date for the shares of Common Stock underlying the warrants then outstanding remains unchanged.

The exercise price and the number of shares issuable upon exercise of the Series A Common Warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our Common Stock.

Any reduction to the exercise prices of the Series A Common Warrants and resulting increase in the number of shares of Common Stock underlying the warrants will be subject to the Floor Price.

Transferability

Subject to applicable laws, a Series A Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Series A Common Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Series A Common Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Series A Common Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series A Common Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Series A Common Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Series A Common Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Common Warrant.

Waivers and Amendments

The Series A Common Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Series B Common Warrants

The following summary of certain terms and provisions of the Series B common warrants to purchase Common Stock (the “Series B Common Warrants”) that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series B Common Warrant, the form of which is incorporated by reference as an exhibit to the Annual Report. As of the date of this Annual Report, we had 11 Series B Common Warrants outstanding.

The issuance of Common Stock upon exercise of the Series B Common Warrants was subject to stockholder approval under applicable rules and regulations of Nasdaq, and the Company obtained such stockholder approval on the Stockholder Approval Date.

Duration and Exercise Price

Each Series B Common Warrant has an exercise price equal to $270.00 per share, and will expire on July 3, 2027. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Series B Common Warrants will be issued separately from the Common Stock and may be transferred separately immediately thereafter.

Exercisability

The Series B Common Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Generally, a holder (together with its affiliates) may not exercise any portion of such holder’s Series B Common Warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Common Warrants.

Cashless Exercise & and Alternative Cashless Exercise

If, at the time a holder exercises its Series B Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Series B Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series B Common Warrant.

Holders may also effect an “alternative cashless exercise” at any time while the Series B Common Warrants are outstanding following the Initial Exercise Date. Under the alternate cashless exercise option, the holder of the Series B Common Warrant, has the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of shares of Common Stock that would be issuable upon a cash exercise rather than a cashless exercise of the Series B Common Warrant and (ii) 3.0.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our Common Stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock, then following such event, the holders of the Series B Common Warrants will be entitled to receive upon exercise of the Series B Common Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Series B Common Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series B Common Warrants. Additionally, as more fully described in the Series B Common Warrants, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of Series B Common Warrants on the date of consummation of such transaction.

Exercise Price Adjustments

If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series B Common Warrants then in effect, then the exercise price of the Series B Common Warrants will be reduced to the lowest daily volume weighted average price during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the applicable floor price.

On the Reset Date, the Series B Common Warrants’ exercise price was adjusted to equal the Floor Price according to the terms of the Series B Common Warrants, and the number of shares issuable upon exercise was increased such that the aggregate exercise price of the warrants on the issuance date for the shares of Common Stock underlying the warrants then outstanding remains unchanged.

The exercise price and the number of shares issuable upon exercise of the Series B Common Warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our Common Stock.

Any reduction to the exercise prices of the Series B Warrants and resulting increase in the number of shares of Common Stock underlying the Series B Common Warrants will be subject to the Floor Price.

Transferability

Subject to applicable laws, a Series B Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Series B Common Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Series B Common Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Series B Common Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series B Common Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Series B Common Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Series B Common Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Series B Common Warrant.

Waivers and Amendments

The Series B Common Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Securities Issued in December Private Placement

On December 29, 2025, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an investor (the “Investor”) relating to the Private Placement. The closing of the Private Placement occurred on December 31, 2025 (the “Closing” and such date, the “Closing Date”). At the Closing, the Company issued (i) 1,033,591 Pre-Funded Warrants to purchase 1,033,591 shares of Common Stock at a purchase price of $3.87 per Pre-Funded Warrant less the exercise price per Pre-Funded Warrant of $0.001 per share, and (ii) Common Warrants to purchase 2,067,182 shares of Common Stock. Each Pre-Funded Warrant was sold with two Common Warrants at a combined purchase price of $3.869, which is equal to the closing price (as reflected on Nasdaq.com) of the Common Stock on December 29, 2025, minus the exercise price of the Pre-Funded Warrant of $0.001 per share.

Pre-Funded Warrants

As of the date of this Annual Report, we had no Pre-Funded Warrants outstanding.

Common Warrants

The Common Warrants have an exercise price per share of Common Stock equal to $3.87 per share (which is equal to the Minimum Price). The Common Warrants are not exercisable, and the underlying Common Stock is not issuable until the Company obtains stockholder approval for such exercise and issuance under applicable rules and regulations of Nasdaq (such approval, “Stockholder Approval” and the date on which Stockholder Approval is received and deemed effective, the “Stockholder Approval Date”). The Common Warrants will expire on the five year anniversary of the Stockholder Approval Date. The exercise price and the number of shares of Common Stock issuable upon exercise of the Common Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.

The Common Warrants provide that the Investor will not have the right to exercise any portion of its Common Warrants if such exercise would cause (i) the aggregate number of shares of Common Stock beneficially owned by the Investor (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the Investor (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants.

As of the date of this Annual Report, we had 2,067,182 Common Warrants outstanding.

Placement Agent Warrants

In connection with the Private Placement, on December 29, 2025, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with the Placement Agent. As part of its compensation for acting as Placement Agent for the Private Placement, the Company paid the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds and issued to the Placement Agent 124,030 Placement Agent Warrant, exercisable for an equal number of shares of Common Stock at an exercise price of $4.257 per share. The Placement Agent Warrants are exercisable at any time on or after the date that is one hundred eighty (180) days from the date of the commencement of sales in connection with the Private Placement (the “Commencement Date”), and expire on the five year anniversary of the Commencement Date.

The Placement Agent Warrants provide that a holder will not have the right to exercise any portion of its Placement Agent Warrants if such exercise would cause (i) the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrants.

As of the date of this Annual Report, we had 124,030 Placement Agent Warrants outstanding.